EXHIBIT 4.20

FINAL FORM

SHAREHOLDERS AGREEMENT

BY AND AMONG

AFFINION GROUP HOLDINGS, INC.,

AND

THE STOCKHOLDERS (AS DEFINED HEREIN)

DATED AS OF NOVEMBER 9, 2015

111057248

Table of CONTENTS

Page

Article I
STOCKHOLDERS; VOTING

Section 1.1	Stockholders; Voting2
Section 1.2	Restrictive Legend2

Article II
MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1	Board of Directors3
Section 2.2	Restrictions on Authority of the Board4
Section 2.3	Directors’ Non-exclusive Services5
Section 2.4	Reimbursement of Expenses5
Section 2.5	Director Compensation5

Article III
INFORMATION RIGHTS AND LISTING

Section 3.1	Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection6
Section 3.2	Information Rights of the Company8
Section 3.3	Listing8

Article IV
TRANSFER

Section 4.1	Transfer of Company Common Stock; Derivative Securities8
Section 4.2	General Provisions Regarding Transfers8
Section 4.3	Tag-Along Rights9
Section 4.4	Preemptive Rights13
Section 4.5	All Other Transfers Void15
Section 4.6	Admission of Substitute Stockholder; Liabilities15

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties of Each Party15

Article VI
MISCELLANEOUS

Section 6.1	Management Investors16
Section 6.2	Complete Agreement16
Section 6.3	Voting and Other Actions16
Section 6.4	Governing Law17
Section 6.5	No Assignment17
Section 6.6	Binding Effect17
Section 6.7	Severability17
Section 6.8	No Partition17

i

Section 6.9	Additional Documents and Acts17
Section 6.10	No Employment Rights18
Section 6.11	Amendments; Termination of Equity Rights18
Section 6.12	No Waiver18
Section 6.13	Notices18
Section 6.14	Consent to Jurisdiction; WAIVER OF JURY TRIAL19
Section 6.15	No Third Party Beneficiary19
Section 6.16	Confidentiality20
Section 6.17	Cumulative Remedies; Specific Performance21
Section 6.18	Exhibits and Schedules21
Section 6.19	Interpretation21
Section 6.20	Termination21

SCHEDULE ADIRECTOR COMPENSATION
SCHEDULE BCOMPETITORS

EXHIBIT ADEFINITIONS

EXHIBIT BFORM OF ADOPTION AGREEMENT

ANNEX ICONFIDENTIALITY AGREEMENT

ii

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of November 9, 2015 (the “Effective Date”) by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and the Stockholders (as defined herein).  Capitalized terms used, but not otherwise defined, herein have the meanings set forth in Exhibit A attached hereto and made a part hereof by reference.

RECITALS

A.

This Agreement is being entered into in connection with the issuance of all of the outstanding Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) on the Effective Date to the Stockholders pursuant to the Exchange Offers and Rights Offering in accordance with the terms thereof.

B.	As of the date hereof, the Stockholders hold in the aggregate all of the Outstanding Company Common Stock and the Class C/D Common Stock.
C.

The parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Stock and the Class C/D Common Stock and other related corporate matters of the Company.

D.

Reference is made to (1) that certain Stockholder Agreement, dated as of January 14, 2011, as amended on May 7, 2014, by and among the Company, Affinion Group Holdings, LLC, a Delaware limited liability company (“AGHILLC”), certain investment funds affiliated with General Atlantic LLC (“General Atlantic”) and the investors party thereto (the “Stockholder Agreement”), (2) that certain Management Investor Rights Agreement, dated as of October 17, 2005, as amended on April 30, 2010, by and among the Company, AGHILLC and the investors party thereto (the “Management Investor Rights Agreement”), (3) that certain Securityholder Rights Agreement, dated as of January 14, 2011, by and among the Company, AGHILLC, General Atlantic and the investors party thereto (the “Securityholder Rights Agreement”) and (4) that certain Warrantholder Rights Agreement, dated as of December 12, 2013, as amended on May 7, 2014, by and among the Company, AGHILLC, General Atlantic and the investors party thereto (the “Warrantholder Rights Agreement,” and together with the Stockholder Agreement, the Management Investor Rights Agreement and the Securityholder Rights Agreement,” the “Prior Equity Agreements”).

E.	The Company and the requisite parties to each of the Prior Equity Agreements desire to amend and restate each Prior Equity Agreement, and replace such agreements in their entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Stockholders, intending to be legally bound, hereby agree as follows:

Article I
STOCKHOLDERS; VOTING

Section 1.1Stockholders; Voting

. Except for the obligations contained in Section 6.16, and subject to the last sentence of Section 4.6(a), a Person shall cease to be a Stockholder for all purposes upon the disposition of all of such Person’s Company Common Stock and Class C/D Common Stock.

Section 1.2Restrictive Legend

.

(a)Each certificate representing the Company Common Stock and Class C/D Common Stock will contain a legend in substantially the following form and any other legends required under the Company’s Charter Documents:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT MADE AS OF NOVEMBER 9, 2015, INCLUDING RESTRICTIONS ON TRANSFER, TO WHICH THE COMPANY AND ALL STOCKHOLDERS ARE PARTY. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT, AND ANY HOLDER OF SHARES OF THE COMPANY (WHETHER ACQUIRED UPON ISSUANCE OR TRANSFER) SHALL BE, AND BE DEEMED TO BE, A PARTY TO AND BOUND BY THAT AGREEMENT, WHICH SHALL CONTINUE TO BE EFFECTIVE NOTWITHSTANDING ANY ISSUE OR TRANSFER OF SHARES OF THE COMPANY. A COPY OF THE SHAREHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITY OR BLUE SKY LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

(b)Subject to any lock-up or other agreement that may apply to a Stockholder’s Company Common Stock or Class C/D Common Stock as may be specifically agreed to with an applicable Stockholder, the requirement that the shares of Company Common Stock or Class C/D Common Stock contain the second paragraph of the legend set forth in clause (a) above shall cease and terminate when such shares are transferred pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”). Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing the second paragraph of such legend (if certificated), shall, at its own expense, and upon delivery, if requested by the Board, of a written opinion of legal counsel in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer is being made pursuant to Rule 144, deliver to the holder of any such securities as to which the requirement for the second paragraph of such legend shall have terminated, one or more new certificates evidencing such securities not bearing the second paragraph of such legend (if certificated).

(c)In the event that the Company Common Stock or Class C/D Common Stock, or any shares thereof, shall cease to be subject to the restrictions on Transfer set forth in Section 4.2, the requirement that such shares of Company Common Stock or Class C/D Common Stock contain the first paragraph of the legend set forth in clause (a) above shall cease and terminate.  Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing the first paragraph of such legend (if certificated), shall, at its own expense, deliver to the holder of any such securities as to which the requirement for the first paragraph of such legend shall have terminated, one or more new certificates evidencing such securities not bearing the first paragraph of such legend (if certificated).

Article II
MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1Board of Directors

.

(a)Company Subsidiaries.  The Company shall not cause or permit any of its direct or indirect Subsidiaries to take any action in subversion of the rights of Stockholders as set forth herein (it being understood that any action by the Company permitted hereunder, including with respect to actions relating to it and its Subsidiaries on a consolidated basis, shall not require additional consent hereunder solely because such action instead is taken by a direct or indirect Subsidiary of the Company).

(b)Election of Directors.

(i)On or promptly following the settlement of the Exchange Offers and Rights Offering, the Company shall take all Necessary Action to cause the board of directors of the Company (the “Board”) to be comprised of five (5) Directors, divided into three (3) classes of Directors.

(ii)For each Board election occurring after the date hereof, the individual then serving as the chief executive officer of the Company (the “CEO Director”) shall be included in the Company’s slate of nominees for Director at each annual or special meeting of Stockholders at which Directors are to be elected and at which the Class I Director (as defined in the Fourth Amended and Restated Certificate of Incorporation of the Company) seats are subject to election. The Company shall use its reasonable best efforts to cause the election of the CEO Director to the Board at such meeting (including recommending that the Company’s Stockholders vote in favor of the election of the CEO Director (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(iii)If at any time the CEO Director is no longer serving as chief executive officer of the Company, (A) then the CEO Director shall be deemed to have resigned from the Board immediately and (B) the Board shall cause the vacancy caused by such resignation to be filled by the new chief executive officer of the Company in accordance with the requirements of the Charter Documents.

(iv)If at any time there is no chief executive officer of the Company, then notwithstanding the right of the Board to fill any vacancy pursuant to the Charter Documents, the CEO Director seat shall be vacant until a chief executive officer of the Company is appointed whether on an interim or permanent basis.

Section 2.2Restrictions on Authority of the Board

.

(a)Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken by the Company, directly or indirectly (and the Company shall cause its Subsidiaries to refrain from taking such actions) without a Stockholder Supermajority Vote:

(i)any material amendment, modification or waiver of this Agreement or of the Charter Documents of the Company or any material Subsidiary; provided that any such amendment that reasonably would be expected to disproportionately and adversely affect any Stockholder, in its capacity as a Stockholder, in any material respect, as compared to the other Stockholders, shall also require the prior written consent of each Stockholder so affected; provided, further, that no consent shall be required pursuant to this Section 2.2(a)(i) to the extent that an amendment of a Charter Document of any material Subsidiary (X) is requested in connection with a refinance or extension of the senior secured credit facility of Affinion Group, governed by that certain Amended and Restated Senior Secured Credit Facility, dated as of April 9, 2010, as amended  on November 20, 2012, as further amended on December 21, 2012, as further amended on December 12, 2013, to facilitate the creation and perfection of security interests in the assets of the Company and its subsidiaries (including without limitation the equity of the Company’s Subsidiaries) and (Y) does not in any material respect impair the ability of any Stockholder to exercise its rights under this Agreement.

(ii)any merger, consolidation, reorganization, or equity recapitalization of, the Company or its Subsidiaries (other than mergers or consolidations of a wholly owned Subsidiary with another wholly owned Subsidiary or with the Company) as a result of which the holders of Company Common Stock are not the holders of a majority of the equity interests or voting power of the surviving or resulting entity;

(iii)any sale, assignment or other transfer of all or substantially all of the assets or properties of the Company and its Subsidiaries (in each case, on a consolidated basis and other than sales, assignments and transfers between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company);

(iv)entry by the Company or any Subsidiary into any agreement or transaction or series of related transactions with any holder of five percent (5%) or more of the shares of the Outstanding Company Common Stock or any of their respective executive officers, directors or

Affiliates, except in the ordinary course of business (X) with Persons that are Affiliates of the Company and its Subsidiaries that do not hold five percent (5%) or more of the shares of the Outstanding Common Stock and on terms no less favorable to the Company or its Subsidiaries, as applicable, than would have been obtainable on an arms’ length basis or (Y) in connection with new or continued employment of the officers or employees of the Company or its Subsidiaries; provided that for the purposes of this clause (iv), the term “Affiliates” shall not include the Company or any of its Subsidiaries;

(v)engagement in any material new line of business substantially unrelated to any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the date hereof, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto;

(vi)implementation of a new management Equity Incentive Plan or similar arrangement which could result, when combined with any existing management Equity Incentive Plan or similar arrangement (excluding the Existing Plans), in the issuance of more than ten percent (10%) of the Company Common Stock to employees and Directors of the Company; and

(vii)entry into any agreement, commitment or arrangement to effect any of the foregoing.

Section 2.3Directors’ Non-exclusive Services

. No Director shall be required to manage the Company as his sole and exclusive function and any Director or Stockholder may have other business interests and may engage in other activities in addition to those relating to the Company.  Notwithstanding the foregoing, Directors who are employees of the Company or its Subsidiaries shall be required to have such employment as their primary business function.

Section 2.4Reimbursement of Expenses

.  Each Director shall be entitled to reimbursement from the Company of all expenses reasonably incurred and paid by such Director in connection with such Director’s services as a Director or otherwise incurred for the benefit of, or on behalf of, the Company.  The Board may establish, from time to time, policies relating to expense reimbursement (including, what expenses, such as retained counsel or other advisors, will be reimbursable), which policies shall treat and apply to each Director (other than any employee of the Company serving as a Director) equally.

Section 2.5Director Compensation

.  Each of the Directors (other than any employee of the Company serving as a Director) shall be paid the fee set forth on Schedule A attached hereto (which Schedule shall be deemed to be automatically amended upon any change to Director compensation that (i) is approved by a Majority of the Board (if such change does not provide for an increase of more than twenty thousand dollars ($20,000) in the aggregate amount of any Director compensation in any fiscal year) or (ii) is approved by a Majority of the Board and a Stockholder Majority Vote (if such change provides for an increase of more than twenty thousand dollars ($20,000) in the aggregate amount of any Director compensation in any fiscal year)); provided that each non-employee Director, other than the chairperson, shall receive the same fee.  The Board shall have the discretion to determine if Directors should be provided additional fees for serving on one or more committees of the Company; provided that each committee member, other than the chairperson, shall receive the same fee.  Further, nothing contained herein shall preclude any Director that is an employee of the Company from receiving wages or similar compensation pursuant to any employment agreement with the Company for services rendered thereto.

Article III
INFORMATION RIGHTS AND LISTING

Section 3.1Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection

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(a)Until the Company becomes obligated to file reports under Section 13 or 15(d) of the Exchange Act, unless the Company files reports required by Section 13 or 15(d) of the Exchange Act as a voluntary filer, each Stockholder, other than any Stockholder that is a Competitor, shall have the right to receive the following information (which right the Company may satisfy by providing access to each Stockholder to a confidential website such as Intralinks and timely posting such information on such website (which website shall have a system of email notification of new postings and may require confirmation by viewers of the site of the confidentiality obligations set forth in Section 6.16, a “Secure Site”), and each Stockholder may share and discuss such information (along with any other information provided to Stockholders pursuant to this Agreement and otherwise made available to Stockholders via the Secure Site) with its Affiliates, directors, officers, partners, managers, stockholders, employees, investors and advisors as well as any bona fide prospective purchaser of Company Common Stock that (x) is not a Competitor and (y) has entered into, and delivered to the Company, a confidentiality agreement substantially in the form set forth on Annex I attached hereto regarding the treatment of such information (and for the avoidance of doubt, at its election, the Company may share and discuss such information with any prospective purchaser of Company Common Stock):

(i)within ninety (90) days of the end of each fiscal year, copies of all annual financial statements and similar information of the Company and its Subsidiaries as of the end of such fiscal year that would be required to be contained in a filing with the SEC on Form 10-K if the Company were required to file such forms, which financial statements shall (v) include a comparison to the prior fiscal year results; (w) be prepared in accordance with GAAP; (x) be audited by a nationally recognized accounting firm approved by the Board and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP; (y) be accompanied by a management discussion and analysis of financial condition and results of operations with respect to such financial statements (an “MD&A”); and (z) be certified by the chief financial officer of the Company.

(ii)for each of the first three fiscal quarters of each fiscal year of the Company, copies of all quarterly financial statements and similar information of the Company and its Subsidiaries as of the end of such fiscal quarter that would be required to be contained in a filing with the SEC on Form 10-Q if the Company were required to file such forms, which financial statements shall (w) include year-to-date results and a comparison to the corresponding period in the prior fiscal year; (x) be prepared in accordance with GAAP; (y) be accompanied by an MD&A; and (z) be delivered no later than forty-five (45) days following the end of such fiscal quarter.

(iii)all current reports that would be required to be filed with, and within the timing that would be required by, the SEC on Form 8-K if the Company were required to file such reports.

(b)The Company shall host, and each Stockholder shall have access to, quarterly conference calls with senior officers of the Company to discuss the status of the Company and its business and the business of its Subsidiaries (including updates to the budgets and projections of the Company and its Subsidiaries), which calls shall include a reasonable and customary question and answer session.  Quarterly calls shall be hosted as promptly as reasonably practicable but in any event no later than twenty (20) Business Days after furnishing the annual and quarterly reports.

(c)During the term of the Company’s existence there shall be maintained in the Company’s principal office or at the office of the Company’s agents and representatives all records required to be kept pursuant to the DGCL, including (whether or not so required) a current list of the names, addresses and shares of Company Common Stock and Class C/D Common Stock held by each of the Stockholders (including the dates on which each of the Stockholders became a Stockholder), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and each of the Company’s Charter Documents, including all amendments thereto and restatements thereof, and correct and complete books and records of account of the Company.  Prior to any termination of the Company’s existence, the Company shall use all reasonable efforts to ensure that, for a period of six (6) years after any such termination, such information, to the extent still in existence and available, may be obtained by a Stockholder’s request in writing to a legal advisor or agent of the Company to be designated prior to any such termination, with the cost (as reasonably determined by such legal advisor or agent) of accessing and providing such information being borne by the requesting Stockholder.

(d)On written request stating the purpose, a Stockholder that (together with its Affiliates) holds at least five percent (5%) of the Outstanding Company Common Stock may make reasonable inquiries of management and examine, at any reasonable time during business hours, for any proper purpose reasonably related to such Stockholder’s interest as a Stockholder of the Company, and at the Stockholder’s expense, records of the Company and its Subsidiaries; provided that the Company may limit access to certain information if and to the extent required by applicable law, if the Board reasonably deems such information to be competitively sensitive with respect to the Stockholder requesting such access or if granting such access could reasonably be expected in the loss or impairment of the Company to claim attorney client privilege, work product doctrine, or a similar protective privilege or doctrine with respect to the information (provided that the Company shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects).  Upon written request by any Stockholder made to the Company, the Company shall provide or make available to such Stockholder without charge true copies of this Agreement, the Company’s Charter Documents, and all amendments thereto and restatements thereof, which documents may be provided to such Stockholder by posting them on a Secure Site or on EDGAR.

Section 3.2Information Rights of the Company

.  The Company may from time to time (including in connection with the admission of a new or Substitute Stockholder), but a Stockholder may be compelled to answer no more frequently than once per calendar quarter (unless, with respect to clause (i) hereof, required by applicable law), reasonably request of any or all Stockholders information (i) needed by the Company to comply with applicable law and/or (ii) regarding such Stockholder’s “accredited investor” status (within the meaning of Regulation D promulgated under the Securities Act).

Section 3.3Listing

.  As promptly as practicable following the Closing, the Company shall use its commercially reasonable efforts to cause the Company Common Stock to be registered under the Exchange Act and qualified for quotation on the OTC Bulletin Board (or other available over the counter market) (an “OTC Listing”). On or prior to the first (1st) anniversary of the Closing, to the extent that the Company is able to satisfy the listing requirements therefor, the Company shall use commercially reasonable efforts to cause the Company Common Stock to be listed on a U.S. national securities exchange registered with the SEC (a “Public Listing” and each of an OTC Listing or Public Listing, a “Listing”).

Article IV
TRANSFER

Section 4.1Transfer of Company Common Stock; Derivative Securities

.  No Stockholder may Transfer, offer to Transfer, or accept an offer from any proposed Transferee for, all or any shares of its Company Common Stock or any amount of its Derivative Security to another Person except in accordance with the terms and conditions set forth in this Article IV.  A Transfer completed in accordance with this Article IV is referred to in this Agreement as a “Permitted Transfer.”

Section 4.2General Provisions Regarding Transfers

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(a)Without limiting any other provisions or restrictions or conditions of this Article IV, no Transfer of Company Common Stock or any Derivative Security or any other rights or obligations or interests of a Stockholder, as applicable, may be made under any circumstances unless such Transfer is made in accordance with the procedures set forth herein and such Transfer would not result in any of the following:

(i)Securities Laws.  Any violation of the Securities Act of 1933, as amended (the “Securities Act”), or any regulation issued pursuant thereto, or any state securities laws or regulations, or any other applicable federal or state laws or order of any court having jurisdiction over the Company; or

(ii)Registration.  Without limiting the restrictions set forth in the Charter Documents, until the Company becomes obligated to file reports under Section 13 or 15(d) of the

Exchange Act, any requirement that the Company register the Company Common Stock or any other capital stock of the Company under Section 12(g) of the Exchange Act or any regulation issued pursuant thereto.

Compliance with the restrictions on Transfer set forth in this Section 4.2(a) may be administered by the Company or the Company’s transfer agent under the direction and control of the Company, and the Company and its transfer agent shall be entitled to take such measures as are reasonably necessary to prevent any Transfers in violation of this Section 4.2(a).  In furtherance of the foregoing, it is understood and agreed by all Stockholders, additional Stockholders and Substitute Stockholders that Transfers may not be permitted if, following such Transfer, the Company’s securities would be held by a number of holders or non-accredited investors that would result (including as a result of passage of time, and giving effect to the exercise of all Derivative Securities) in a requirement that the Company file a registration statement under the Exchange Act or any regulation issued pursuant thereto, unless the Company has already become required, or the Board has elected, to file such a registration statement.

(b)Mechanics.  Any Transfer of Company Common Stock or Class C/D Common Stock shall be subject to the restrictions of this Section 4.2.  The Person proposing to make any such Transfer shall deliver to the Company (i) the name of the Person or Persons to whom the proposed Transfer is to be made (“Transferee”) and (ii) if reasonably requested by the Board, a written opinion of legal counsel in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

(c)Adoption Agreement.  Prior to the consummation of an IPO, no direct Transfer of Company Common Stock and Class C/D Common Stock by any Stockholder will be permitted unless the Transferee in such Transfer (if not already a party hereto) executes an Adoption Agreement, pursuant to which such Transferee shall become a Stockholder bound by this Agreement.  Upon any Transfer by a Stockholder of all of its Company Common Stock and Class C/D Common Stock, that Stockholder shall cease to be a Stockholder for all purposes under this Agreement.

(d)Prohibited Persons.  No Transfer of any Company Common Stock or Derivative Securities otherwise permitted by this Agreement shall be permitted or made by any Stockholder if such Transfer, whether directly or indirectly, is to a Prohibited Person.

Section 4.3Tag-Along Rights

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(a)Without limiting the other terms and conditions hereof (including Section 4.1), if at any time one (1) or more Stockholders that collectively hold thirty five percent (35%) or more of the then Outstanding Company Common Stock proposes to Transfer, directly or indirectly, for value any Company Common Stock (but less than one hundred percent (100%) of the then Outstanding Company Common Stock), in a single transaction or series of related transactions (each Stockholder proposing to make any such Transfer, a “Tag-Along Seller,” each such transaction, other than a Transfer that is an Affiliate Transfer with respect to such Tag-Along Seller, a “Tag-Along Sale” and the purchaser involved in such transaction(s), the “Tag-Along Purchaser”), then, each other Stockholder (each, a “Tag-Along Rightholder”) shall have the right to sell to such Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice, up to a maximum number of shares of Company Common Stock held by such Tag-Along Rightholder (the “Tag-Along Offered Shares”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock proposed to be sold by the Tag-Along Seller in such Tag-Along Sale by (y) a fraction, the numerator of which is the number of shares of Company Common Stock owned by such Tag-Along Rightholder at the Tag-Along Record Date and the denominator of which is the total number of shares of Outstanding Company Common Stock at the Tag-Along Record Date.  Notwithstanding any other provision of this Section 4.3, any Tag‑Along Sale must satisfy the conditions set forth in Section 4.2 and otherwise be a Permitted Transfer.

(b)The Tag-Along Seller shall give written notice to the Company of each proposed Transfer by it that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 4.3 at least ten (10) days prior to the proposed consummation of such Transfer and the Company, within three (3) Business Days after receiving notice from such Tag-Along Seller, shall give written notice of such Transfer to each Tag-Along Rightholder.  The close of business on the date immediately prior to the date on which written notice is given by the Company in accordance with this Section 4.3(b) shall be deemed to be the “Tag-Along Record Date.”  The notice provided by the Tag-Along Seller, and forwarded by the Company, shall set forth in reasonable detail based on information available to the Tag-Along Seller, the name of such Tag-Along Seller, the number of shares of Company Common Stock that will be held by such Tag-Along Seller as of the Tag-Along Record Date and the number of shares of Company Common Stock proposed to be sold by such Tag-Along Seller, the name of and contact information for the proposed Tag‑Along Purchaser (including any material relationships the Tag-Along Purchaser has with the Company, any Stockholder or any Director), the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser, the percentage (or a reasonable estimate of the minimum and maximum percentage) of Company Common Stock that Tag-Along Rightholders may sell to such Tag-Along Purchaser (determined in accordance with Section 4.3(a)), the per share purchase price and any other material terms or conditions (the “Tag-Along Notice”).  The Tag-Along Seller will deliver or cause to be delivered to the Company, and the Company will deliver to the Tag-Along Rightholders, copies of all transaction documents relating to the Tag-Along Sale as the same become available.  The Company can satisfy its obligation to deliver the Tag-Along Notice by posting such notice to a Secure Site and notifying (or causing notification to be delivered to) each of the Tag-Along Rightholders of such posting in writing. If the Tag-Along Rightholder holds a Derivative Security eligible for participation in a Tag-Along Sale, but is required under the Equity Incentive Plan applicable thereto or the terms of such Derivative Security to exercise such Derivative Security to so participate, such Tag-Along Rightholder shall, no later than the tenth (10th) Business Day following the Tag-Along Record Date, irrevocably notify the Tag-Along Seller and the Company as to whether it will, immediately prior to the consummation of the Tag-Along Sale, convert or exercise, in accordance with the terms thereof, any such Derivative Securities into shares of Company Common Stock and then include such shares of Company Common Stock in the applicable Tag-Along Sale by delivery of a Tag-Along Rightholder’s Offer with respect thereto in accordance with the following sentence (and any such shares of Company Common Stock that would become outstanding as a result of such exercise shall be deemed to be outstanding as of the Tag-Along Record Date and each Tag-Along Rightholder’s Tag-Along Offered Shares shall be adjusted accordingly), with any failure to include any such shares of

Company Common Stock in the applicable Tag-Along Rightholder’s Offer being deemed a waiver of the right to include such shares of Company Common Stock in such Tag-Along Sale.  The tag-along rights provided by this Section 4.3 must be exercised by any Tag-Along Rightholder electing to sell Tag-Along Offered Shares no later than the tenth (10th) Business Day following the Tag-Along Record Date, which exercise shall be by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Seller and the Company indicating such Tag-Along Rightholder’s election to have its Tag-Along Offered Shares included in the Tag-Along Sale and specifying the number of Tag-Along Offered Shares (up to the maximum number of Tag-Along Offered Shares as determined in accordance with Section 4.3(a)) it elects to sell; provided that any Tag-Along Rightholder may waive its tag-along rights under this Section 4.3 with respect to such Tag-Along Sale prior to the expiration of such ten (10)-Business Day period by giving written notice thereof to the Tag-Along Seller, with a copy to the Company (and failure to deliver a Tag-Along Rightholder’s Offer by the tenth (10th) Business Day following the Tag‑Along Record Date will be deemed to be a waiver of such Tag-Along Rightholder’s tag‑along rights under this Section 4.3 with respect to such Tag-Along Sale).  Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable binding commitment by such Tag-Along Rightholder to sell the number of Tag-Along Offered Shares specified in the Tag-Along Rightholder’s Offer of such Tag-Along Rightholder on the terms set forth in the Tag-Along Notice. The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag‑Along Sale of the entire number of Tag-Along Offered Shares that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale.  If the Tag-Along Seller is unable to obtain such inclusion of all such Tag-Along Offered Shares, then (i) the number of Tag‑Along Offered Shares to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag‑Along Seller and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale in proportion to the total number of shares of Company Common Stock offered and eligible to be sold in the Tag-Along Sale by each such Stockholder or (ii) the Tag-Along Seller shall be permitted to sell its shares of Company Common Stock in such Tag-Along Sale; provided that it purchases, for the same price and upon the same terms, from each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale the number of shares of Company Common Stock that such Tag-Along Rightholder could have included in such Tag-Along Sale. Neither the Tag-Along Seller nor any of its Affiliates shall receive any direct or indirect consideration in connection with the Tag‑Along Sale (including by way of fees, consulting arrangements or a non‑compete payment) other than consideration received in exchange for its Company Common Stock.

(c)If (i) the Tag-Along Seller has not consummated the Tag-Along Sale within sixty (60) days of the delivery to Stockholders of the related Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell its shares of Company Common Stock under this Section 4.3) or (ii) the principal terms and conditions of the Tag-Along Sale shall change, in any material respect, from those in the Tag-Along Notice, then the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.3 separately complied with, in order to subsequently consummate such proposed Tag-Along Sale pursuant to this Section 4.3; provided, however, that the Tag-Along Notice and the Tag-Along Rightholders’ Offers shall not be null and void if the Tag-Along Seller receives the written consent of each of the Tag‑Along Rightholders agreeing to an extension and/or revised terms.  Notwithstanding any other provision of this Section 4.3, there shall be no liability on the part of any Tag-Along Seller to any other Stockholder arising from the failure of any Tag-Along Seller or Tag-Along Purchaser to consummate the Tag‑Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Seller.

(d)Each Person selling Company Common Stock or Derivative Securities in a proposed Tag-Along Sale shall take or cause to be taken all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including:  executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of it; and otherwise reasonably cooperating with the selling Stockholders, the Company, and the prospective purchaser.  Without limiting the generality of the foregoing, with respect to a proposed Tag‑Along Sale, each such participating Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Tag-Along Seller (including, if applicable, any conversion or exercise of any Derivative Securities in exchange for Company Common Stock prior to the consummation of the applicable sale), so long as all selling Stockholders party to such agreement will be subject to the same terms; provided that the participating Stockholders that are not the Tag-Along Seller, (i) shall not be required to make representations and warranties other than with respect to unencumbered title to its Company Common Stock and/or Derivative Securities, as applicable, and the power, authority and legal right of such Stockholder to transfer its Company Common Stock and/or Derivative Securities, as applicable, (ii) may be liable, but shall only be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements made in respect of the Company and its Subsidiaries, (iii) may be required to remain subject to confidentiality restrictions in respect of the business of the Company and its Subsidiaries consistent with those set forth in this Agreement and (iv) shall not be required to agree to any noncompetition, non-solicitation or similar restrictive covenant; and provided, further, that with respect to representations, warranties and covenants of the type described in clause (ii), the aggregate amount of such liability (x) will not exceed the lesser of (A) such Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Stockholder’s portion of the total amount of shares of Company Common Stock (on a fully diluted basis) included in such sale and (B) the net after-tax proceeds actually received by such Stockholder in connection with such sale and (y) will be satisfied, at least as to such liability of the participating Stockholders that are not the Tag-Along Seller, first from the proceeds of such sale that are escrowed or otherwise withheld (which escrow or withholding will be of the proceeds payable to all Stockholders participating in such sale, on a pro rata basis) (if any), and then from the proceeds of such sale actually received by such participating Stockholders (if any).

(e)The closing of a Tag-Along Sale will take place at such time and place as the Tag-Along Seller shall reasonably specify by written notice to each participating Stockholder.

(f)In any Tag-Along Sale, the sale of Company Common Stock and/or Derivative Securities, as applicable, by all selling Stockholders shall (i) be made on the same terms (including the price per share and the type of consideration to be received), (ii) be subject to the same conditions, except as set forth in the provisos in Section 4.3(d) and except that with respect to the sale of any Derivative Securities or other equity awards (unless otherwise provided in the applicable Equity Incentive Plan) the consideration payable on account thereof may be adjusted by the Board to take into consideration any exercise, conversion or similar price therefor, and (iii) be entitled to receive the proceeds from such sale (in such amount calculated as provided herein) at the same time.  No selling Stockholder shall be entitled to receive any other material benefits or consideration in connection with any Tag-Along Sale that is not shared pro rata with all other selling Stockholders.

Section 4.4Preemptive Rights

.  Any issuance of New Securities by the Company or any of its Subsidiaries, other than an issuance of Exempt Securities, shall be subject to the following provisions:

(a)Right to Purchase New Securities.  Except as otherwise provided in this Section 4.4 (including Section 4.4(e) hereof), the Company hereby grants to each Stockholder that, together with its Affiliates, holds of record at least one percent (1%) of the Outstanding Company Common Stock (the “Qualified Stockholder”) the right to purchase its pro rata share of any and all issuances, sales or distributions of New Securities proposed to be made by the Company or any of its Subsidiaries as set forth herein.  Notwithstanding the foregoing, or anything herein to the contrary, if the purchase by any Qualified Stockholder of its pro rata share of the New Securities would not be permitted without the prior approval of a governmental body of applicable jurisdiction (including the U.K. Financial Conduct Authority), such approval has not been obtained, and such approval would not be required if the Qualified Stockholder were to purchase Limited Warrants in lieu of some or all of the New Securities, then, under this Section 4.4, the offer to such Qualified Stockholder shall be the right to purchase the number of Limited Warrants (at the same price as the New Securities) and New Securities that would result from making such a substitution.

(b)Issuance Notice.  The Company shall give each Person that on the date of an Issuance Notice is a Qualified Stockholder written notice of the Company’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on a Secure Site and notifying (or causing notification to be delivered to) each of such Qualified Stockholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Company proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, and the record date for determining Qualified Stockholders and the pro rata share of each of them which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”).  Each Qualified Stockholder shall have ten (10) Business Days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Company Common Stock held by such Qualified Stockholder on the Preemptive Offer Record Date to the number of shares of Company Common Stock held by all the Qualified Stockholders on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Stockholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section 4.4); provided that if the Company determines that a ten (10)-Business Day period is not practical, the

Company shall specify a shorter period (which shall be as long a period as is reasonably practical but in no event less than three (3) Business Days) in the Issuance Notice.  Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Company is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section 4.4, the Company shall accept from such Purchaser either non-cash consideration that is reasonably comparable to the non-cash consideration proposed by the Company or the cash value of such non-cash consideration, in each case as determined in good faith by the Board.  Any purchase of New Securities by a Purchaser pursuant to this Section 4.4 shall be consummated on or prior to the later of (x) the date on which all other Offered Securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second (2nd) Business Day following delivery of the Response Notice by such Purchaser.

(c)Sale to Other Persons.  The Company shall have sixty (60) days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Stockholders have not elected to purchase pursuant to Section 4.4(b) to other Persons at a price and on terms and conditions not less favorable to the Company than those contained in the Issuance Notice, on the condition that any Person purchasing New Securities pursuant to such offer must comply with Sections 4.2 and 4.6.  In the event that the sale of New Securities is not fully consummated within such sixty (60)-day period, then the Company shall be obligated once again to offer the purchase rights set forth in this Section 4.4 before it may subsequently sell such New Securities (provided that such sixty (60)-day period shall automatically toll, but not for longer than one-hundred and eighty (180) days to the extent regulatory approval would be required for such Person to acquire such New Securities).

(d)Exempt Securities.  Notwithstanding the foregoing provisions of this Section 4.4, Qualified Stockholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another Person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock of the Company, (iii) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) if made as securities which are the subject of a registration statement being filed under the Securities Act pursuant to a Qualified IPO, (v) if made to Directors, officers, employees or consultants as compensation pursuant to any Equity Incentive Plans approved in accordance with Section 2.2 (the New Securities described in the foregoing clauses (i) through (v), “Exempt Securities”).

(e)Nothing in this Section 4.4 shall prevent the Company or its Subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 4.4; provided, that in connection with such issuance or sale (i) the Company gives reasonably prompt notice to the Qualified Stockholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii)

the Accelerated Buyer and the Company enable the Qualified Stockholders to effectively exercise their respective rights under this Section 4.4 with respect to their purchase of their pro rata share of the New Securities issued to the Accelerated Buyer within 15 Business Days after receipt of the notice by the Qualified Stockholder of such issuance to the Accelerated Buyer on the terms specified in this Section 4.4.  The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

(f)Notwithstanding the foregoing, and without limiting any other right or remedy that may be available to the Company, the Board may deny any right contemplated by this Section 4.4 to any Person that is a transferee or purported transferee of any securities of the Company in violation of Section 4.2.

Section 4.5All Other Transfers Void

.  Any Transfer or purported Transfer in violation of the provisions of this Article IV shall be null and void ab initio, shall be of no force or effect and shall constitute a material breach of this Agreement.

Section 4.6Admission of Substitute Stockholder; Liabilities

.

(a)After the consummation of any Transfer of any shares of Company Common Stock or Derivative Securities in compliance with the requirements of this Article IV, the assignee of Company Common Stock or Derivative Securities so transferred shall be required to comply with all of the terms and provisions of this Agreement.  An assignee of a Company Common Stock or Derivative Securities will be admitted as a Substitute Stockholder only if (i) the Transfer of such Company Common Stock or Derivative Securities complies in all respects with this Article IV and (ii) the prospective Substitute Stockholder delivers a signed Adoption Agreement pursuant to Section 4.2(c).  Unless otherwise agreed to by a Majority Vote of the Board, the admission of a Substitute Stockholder shall not release the transferring Stockholder from any liability to the Company or to the other Stockholders in respect of its shares of Company Common Stock or Derivative Securities that may have existed prior to such admission.

(b)No Transfer of all or any other quantity of Company Common Stock or Derivative Securities shall be effective until the date upon which the applicable requirements of this Article IV have been met.  Any Substitute Stockholder shall take such securities subject to the restrictions on transfer imposed by this Agreement.

(c)The Company shall reflect, or shall cause its transfer agent to reflect, the admission of such Substitute Stockholder in the records of the Company (including the Stockholder Registry) as soon as possible after satisfaction of the conditions set forth in this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1Representations and Warranties of Each Party

.  Except as otherwise specified below, as of the Effective Date, each of the parties to this Agreement, severally and not jointly and severally, represents and warrants, solely with respect to itself, to each of the other parties to this Agreement as follows:

(a)Due Organization and Good Standing.  If the party is the Company or a  Stockholder that is a corporation, limited liability company, partnership or other entity, it is duly incorporated or organized, validly existing and in good standing (to the extent that its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization.  If the Stockholder is an individual, the Stockholder is of legal age to execute, deliver and perform this Agreement and is legally competent to do so.

(b)Authority Relative to this Agreement.  It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of it, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  It has not granted nor is it a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.

(c)No Conflict.  The execution, delivery and performance by it of this Agreement do not and shall not violate any applicable law or conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder or thereunder.

Article VI
MISCELLANEOUS

Section 6.1Management Investors

.  The provisions of Annex II to this Agreement shall apply to the Management Holders and Executive Management Holders (as such terms are defined therein).

Section 6.2Complete Agreement

.  This Agreement and the other agreements expressly referenced in this Agreement constitute the complete and exclusive statement of agreement among the Stockholders with respect to the subject matter hereof.  This Agreement supersedes all prior written and oral statements by and among the Stockholders or any of them, and except as otherwise specifically contemplated by this Agreement, no representation, statement, or condition or warranty not contained in this Agreement will be binding on the Stockholders or the Company or have any force or effect whatsoever.

Section 6.3Voting and Other Actions

.

(a)Each Stockholder hereby acknowledges and agrees that it is subject to the limitations and restrictions on voting its Company Common Stock set forth in Article IV(a)(3)(ii)

of the Fourth Amended and Restated Certificate of Incorporation of the Company (and any successor provision thereto).

(b)The Company by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Stockholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, shall give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Section 6.4Governing Law

.  This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

Section 6.5No Assignment

.  No party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement, and any attempted assignment or delegation in violation of the foregoing shall be null and void.  Notwithstanding the foregoing, any Person that acquires Company Common Stock or Class C/D Common Stock pursuant to a Transfer made in accordance with Article IV shall be entitled to rights under and be bound by this Agreement as if an original party hereto except as otherwise set forth herein.

Section 6.6Binding Effect

.  Subject to the provisions of this Agreement relating to transferability or assignment, this Agreement will be binding upon and inure to the benefit of the Company and each of the Stockholders, and their respective heirs, devisees, spouses, distributees, representatives, successors and permitted assigns.  Directors are express third party beneficiaries of the provisions of Sections 2.5, in all cases upon the terms and conditions set forth herein.

Section 6.7Severability

.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 6.8No Partition

.  The parties acknowledge that the assets and properties of the Company are not and will not be suitable for partition.  Thus, each Stockholder (on behalf of such Stockholder and their successors and assigns) hereby irrevocably waives any and all rights that such Stockholder may have to maintain any action for partition of such assets and properties, if any.

Section 6.9Additional Documents and Acts

.  Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 6.10No Employment Rights

.  Nothing in this Agreement shall confer upon any Person any right to be employed or to continue employment by the Company or any of its Affiliates, or interfere in any manner with any right of the Company or any of its Affiliates to terminate such employment at any time.

Section 6.11Amendments; Termination of Equity Rights

.

(a)All amendments to this Agreement will be in writing and approved by a Stockholder Majority Vote and by any other Stockholders whose approval is required pursuant to Section 6.11(b).

(b)Any amendment or other modification that would adversely affect any Stockholder’s rights set forth in Section 3.1 (Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection) or Article IV (Transfer) shall require the written consent of each such Stockholder adversely affected; provided, however, that any amendment to Section 3.1 that only provides for a reasonable extension of time for the delivery of the financial statements or the other information to be delivered pursuant thereto shall only require approval by a Stockholder Majority Vote.  Any amendment or other modification that would have disproportionate material adverse effect on any Stockholder compared to the other Stockholders shall require the written consent of such Stockholder.

(c)Notwithstanding anything to the contrary in this Agreement, (i) the provisions of Sections 4.1, 4.2, 4.5, and 4.6 shall automatically terminate and be of no further force and effect upon an OTC Listing or Public Listing, and (ii) the provisions of Sections 2.1, 2.2, 3.1, 4.3 and 4.4 shall automatically terminate and be of no further force and effect upon a Public Listing. The Board, with the approval of the Stockholders by a Stockholder Majority Vote, shall have the authority, but shall not be required, to add any provisions to this Section 6.11(c), or replace any provisions referred to in this Section 6.11(c) with other provisions, considered appropriate by the Board and such Stockholders in connection with and following such a Listing.

Section 6.12No Waiver

.  No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 6.13Notices

.  Except as otherwise provided elsewhere in this Agreement regarding notices by electronic mail or other electronic means to Stockholders and the Board and regarding proxies, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by telefacsimile or electronic mail, using equipment that provides written confirmation of delivery, or (d) by deposit in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, to the Company at its principal executive office and to any Stockholder at the address then shown as the current address of such Stockholder specified on the Stockholder Registry.  Any such notice shall be deemed to have been given on the date so delivered, if delivered personally, by overnight courier service or by electronic mail; or if by telefacsimile, on the first (1st) day following the transmission of such facsimile; or if mailed, four (4) calendar days after mailing.  Any party may, at any time by giving five (5) calendar days’ prior written notice to the Company, specify a different address (physical or electronic) or telefacsimile number for notice purposes by sending notice thereof in the foregoing manner.  Any notice required to be given by the Company to Stockholders, including pursuant to Section 228(e) of the DGCL, may be given by posting to a Secure Site or on EDGAR (with email notification of such posting), and shall be deemed to be delivered on the date such posting is made.

Section 6.14Consent to Jurisdiction; WAIVER OF JURY TRIAL

.

(a)Consent to Jurisdiction.  The Company and each Stockholder (i) irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware.  Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 6.14(a).  The Company and each Stockholder further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the Stockholder Registry (or in the case of the Company, at the Company’s principal office in Delaware) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 6.14(a) and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) any state court in the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)WAIVER OF JURY TRIAL.  THE COMPANY AND EACH STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR SUCH STOCKHOLDER’S OWNERSHIP OF COMPANY COMMON STOCK OR CLASS C/D COMMON STOCK.  THE COMPANY AND EACH STOCKHOLDER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ANY STOCKHOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR SUCH STOCKHOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14(b).

Section 6.15No Third Party Beneficiary

.  Except as expressly provided in Section 6.6, this Agreement is made solely and specifically among and for the benefit of the parties hereto (including each Stockholder), and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 6.16Confidentiality

.

(a)The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, any information disclosed to or received by any Stockholder pursuant to Section 3.1 or Annex I and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or its Subsidiaries or the relative or absolute rights or interests of any of the Stockholders (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Board is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Stockholders.  Accordingly, each Stockholder represents that it has not and agrees that it will not and will direct its shareholders, partners, stockholders, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Board; provided, however, that any Stockholder (or its Affiliates) may disclose such Confidential Information:  (i) to the extent required by law (it being specifically understood and agreed that anything required to be set forth in a registration statement or any other document required to be filed pursuant to law will be deemed required by law, so long as the requirement to file such registration statement does not arise primarily in connection with a Transfer of securities of the Company), regulation or the listing standards of any national securities exchange, (ii) to the extent that the Confidential Information is publicly known or subsequently becomes publicly known other than through a breach of this Section 6.16(a) by such Stockholder, (iii) to the extent that the Confidential Information is already in possession of, or is subsequently received by, a Stockholder from a third party not known by the Stockholder after due inquiry to be subject to an obligation of confidentiality owed to the Company, or (iv) to a prospective Transferee that (x) is not associated with any Competitor and (y) has entered into reasonable confidentiality arrangements enforceable by the Company as described in Section 3.1(a), subject to the terms and conditions of such arrangements.

(b)Subject to the provisions of Section 6.16(a) each Stockholder agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in a manner enforceable by the Company to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information.  Each Stockholder hereby consents in advance to any motion for any protective order brought by the Company or any other Stockholder represented as being intended by the movant to implement the purposes of this Section 6.16; provided that, if a Stockholder receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Stockholder, then such Stockholder may disclose the Confidential Information to the extent required if the Stockholder as promptly as practicable (i) notifies the Company of the existence, terms and circumstances of the order, (ii) consults in good faith with the Company on the advisability of taking legally available steps to resist or to narrow the order and cooperates with the reasonable requests of the Company, at the Company’s sole cost and expense, in connection with the foregoing, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Company designates.  The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by the Company will be borne by the Company.

(c)The covenants contained in this Section 6.16 will survive the Transfer of the Company Common Stock or Class C/D Common Stock of any Stockholder and the termination of this Agreement.

Section 6.17Cumulative Remedies; Specific Performance

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(a)The rights and remedies of any party hereto as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

(b)The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

Section 6.18Exhibits and Schedules

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  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 6.19Interpretation

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  The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties hereto.  When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders or neuter.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.  Any reference to the DGCL or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.  Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

Section 6.20Termination

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This Agreement will be automatically effective as of the Effective Date and will continue in effect thereafter until the earlier to occur of (a) its termination by the written agreement of the undersigned parties hereto (other than the Company) or their respective successors in interest, (b) its termination by the unanimous written consent of all Stockholders of the Company, (c) the dissolution, liquidation or winding up of the Company and (d) the occurrence of a Qualified IPO.  This Article VI shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

AFFINION GROUP HOLDINGS, INC.

By:	Name: Gregory S. Miller Title: Executive Vice President and Chief

                    Financial Officer

STOCKHOLDERS:

By:	Name: Title:

[Signature Page to Shareholders Agreement]

SCHEDULE A

DIRECTOR COMPENSATION

Non-executive Directors: $100,000 per year in cash plus $70,000 per year in equity.

Chairman of the Board of Directors; Additional $50,000 per year in cash (with an additional one-time $50,000 cash payment on initial appointment as chairperson).

Audit Committee Members: Additional $30,000 per year in cash.

Schedule A

SCHEDULE B

COMPETITORS

Membership Products

•	United Marketing Group/Teleformix (Inte Q)
•	Encore
•	Synapse
•	AAA
•	LifeLock
•	Intersections
•	Experian
•	Equifax
•	TransUnion
•	Entertainment Publications
•	Clarus
•	ROKT
•	RetailMeNot
•	Sempris

Insurance and Package Products

•	AIG
•	Assurant
•	CUNA Mutual Group
•	New York Life
•	Securian
•	Transamerica
•	Sisk
•	Generations Gold
•	Econocheck
•	Strategy Corp

Global Loyalty Products

•	Maritz Loyalty Marketing
•	Epsilon
•	Orbitz/Expedia
•	Augeo
•	Kobie
•	American Express Loyalty Edge
•	Bridge 2 Solutions
•	Montrose Travel
•	Switchfly
•	Hogg Robinson
•	Travel & Transport

Schedule B

•	Hinda
•	Loyalty One

International Products

•	Card Protection Plan
•	LEV-8 Marketing
•	Plebicom S.A.
•	MobileServ Limited
•	Lifestyle Service Group
•	Serisystem
•	Jakala
•	MehrWert Servicegesellschaft
•	Mehr Werk
•	Monetize Angels
•	Bilendi/Maximiles
•	Quitess
•	Collinson
•	SPB
•	Falck

Schedule B

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, and all section references shall be to sections in this Agreement unless otherwise provided:

“Accelerated Buyer” has the meaning set forth in Section 4.4(e).

“Adoption Agreement” means an agreement substantially in the form attached hereto as Exhibit B, permitting a Person to become a party to this Agreement.

“Affiliate(s)” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one (1) or more intermediaries, controlling, controlled by, or under common control with a Person.  The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, ten percent (10%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.  With respect to any Person who is a general partner of a Person, such general partner is an Affiliate of such Person.  With respect to a limited partnership, “Affiliate” shall also mean any limited partner of such limited partnership holding ten percent (10%) or more of the capital or interests in profits of such limited partnership.  With respect to a trust, any Affiliate shall include any Person which is a trustee or lifetime beneficiary of such trust.

“Affiliate Transfer” means, (i) with respect to a Stockholder that is not a natural person, a Transfer of Company Common Stock or Class C/D Common Stock from a Stockholder to its members (if the Stockholder is a limited liability company), to its partners (if the Stockholder is a general or limited partnership), to its shareholders (if the Stockholder is a corporation) or by way of a distribution or to its beneficiaries (if the Stockholder is a trust) or a Transfer of Company Common Stock or Class C/D Common Stock to a Person that is wholly owned by the transferring Stockholder or (ii) with respect to a Stockholder that is a natural person, Transfers to such Stockholder’s legatees or heirs, following the death of such Stockholder, and Transfers to a family member or to a trust primarily for such Stockholder’s benefit or the benefit of its family members.

“Agreement” has the meaning set forth in the preamble.

“Board” has the meaning set forth in Section 2.1(b)(i).

“Business Day” means any day other than a Saturday, Sunday or date on which commercial banks in the State of Delaware are authorized by law to close for business.

“CEO Director” has the meaning set forth in Section 2.1(b)(ii).

“Charter Documents” means, with respect to the Company, the certificate of incorporation and bylaws of the Company, as the same may be amended, supplemented,

modified or restated from time to time, and with respect to any other Person, the articles, bylaws, certificate of incorporation, certificate of formation, operating agreement, partnership agreement or any other similar incorporating or formation documents of such Person, as the same may be amended, supplemented, modified or restated from time to time.

“Class C Common Stock” means the Class C Common Stock, par value $0.01 per share, of the Company.

“Class D Common Stock” means the Class D Common Stock, par value $0.01 per share, of the Company.

“Class C/D Common Stock” means, collectively, the Class C Common Stock and Class D Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Competitor” means any of the Persons set forth on Schedule B attached hereto and any of their Affiliates, which schedule may be modified by the Board from time to time.

“Confidential Information” has the meaning set forth in Section 6.16(a).

“Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into or exercisable or exchangeable for, any Company Common Stock or any other capital stock of the Company (and shall for the avoidance of doubt include any share of Class C/D Common Stock).

“DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time.  All references herein to sections of the DGCL shall include any corresponding provisions of succeeding law.

“Director” means any member of the Board (other than any Person (if any) effecting observer rights on the Board).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the SEC.

“Effective Date” has the meaning set forth in the preamble.

“Equity Incentive Plans” means any equity incentive plans for officers, employees or Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Offers and Rights Offering” means the exchange offers for the Company’s then outstanding 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 and the then outstanding 13.5% Senior Subordinated Notes due 2018 of Affinion Investments, LLC and the rights offering for 7.5% Cash/PIK Senior Notes due 2018 of Affinion International Holdings and shares of Company Common Stock, in each case settling on or about the original execution date of this Agreement.

“Exempt Securities” has the meaning set forth in Section 4.4(d).

“Existing Plans” means each of the Webloyalty Holdings, Inc. 2005 Equity Award Plan, Affinion Group Holdings, Inc. 2005 Stock Incentive Plan and the Affinion Group Holdings, Inc. 2007 Stock Award Plan, each as in effect on the date hereof.

“GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

“IPO” means the first public offering of the Company pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Company.

“Issuance Notice” has the meaning set forth in Section 4.4(b).

“Listing” has the meaning set forth in Section 3.3.

“Majority” means greater than fifty percent (50%) (subject, in the case of voting, to any applicable adjustments or limitations on voting as set forth in the Charter Documents).

“Majority of the Board” means the affirmative vote or written consent of a Majority of the members of the Board.

“Majority Vote” means the affirmative vote or written consent of a Majority of the Directors or of the Stockholders that hold a Majority of the rights entitled to vote on a given matter (subject to any adjustments or limitations on voting as set forth in the Charter Documents).

“MD&A” has the meaning set forth in Section 3.1(a)(i).

“Necessary Action” means, with respect to a specified result, all actions that are permitted by law and necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock, (ii) causing the adoption of Stockholders’ resolutions and amendments to the applicable Charter Documents, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Securities” means Company Common Stock and other capital stock and rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock issued subsequent to the Effective Date, whether or not authorized as of the Effective Date.

“Outstanding Company Common Stock” means, as of any given time, the then issued and outstanding Company Common Stock, excluding (unless calculated on a fully diluted basis) any Derivative Securities and any unvested or restricted Company Common Stock issued pursuant to an Equity Incentive Plan.

“OTC Listing” has the meaning set forth in Section 3.3.

“Permitted Transfers” has the meaning set forth in Section 4.1.

“Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Prohibited Person” means (i) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) any other Person whom the Board (acting reasonably and in good faith) considers would create a material reputational risk for the Company; or (iv) any other Person that is a Competitor.

“Public Listing” has the meaning set forth in Section 3.3.

“Purchaser” has the meaning set forth in Section 4.4(b).

“Qualified IPO” means a bona fide, marketed underwritten IPO after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to the Board and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to the Company exceed seventy five million dollars ($75 million), or (ii) at least twenty percent (20%) of the Outstanding Company Common Stock (calculated on a fully diluted basis, and for purposes of such calculation treating Company Common Stock issued in the IPO as Outstanding Company Common Stock) shall have been issued or sold to the public in connection with such IPO.

“Qualified Stockholder” has the meaning set forth in Section 4.4(b).

“Registration Rights Agreement” means that certain registration rights agreement, dated as of November 9, 2015, by and among the Company and the investors party thereto.

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities (as defined in the Registration Rights Agreement), including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Response Notice” has the meaning set forth in Section 4.4(b).

“Rule 144” has the meaning set forth in Section 1.2(b).

“SEC” means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Secure Site” has the meaning set forth in Section 3.1(a).

“Securities Act” has the meaning set forth in Section 4.2(a)(i).

“Stockholder” means each Person (other than the Company) who shall be a party to or bound by this Agreement, pursuant to Section 4.2 or otherwise, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Common Stock or Class C/D Common Stock.

“Stockholder Majority Vote” means the affirmative vote or written consent of the holders of a Majority of the Outstanding Company Common Stock (subject to any adjustments or limitations on voting as set forth in the Charter Documents).

“Stockholder Supermajority Vote” means the affirmative vote or written consent of the holders of at least 66 2/3% shares of the Outstanding Company Common Stock (subject to any adjustments or limitations on voting as set forth in the Charter Documents).

“Stockholder Registry” means a register of the Company indicating:  (i) with respect to each issuance of Company Common Stock or other capital stock of the Company, the date of such issuance, the number of shares issued and the Stockholder to whom such shares were issued and (ii) with respect to each Permitted Transfer of Company Common Stock or other capital stock of the Company, the date of such Transfer, the number of shares Transferred and the identity of each of the Transferor and the Transferee(s) thereof.

“Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company.  As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise).  For the avoidance of doubt, Subsidiary shall include any Person that is included in the Company’s consolidated group for purposes of preparing the Company’s consolidated financial statements in accordance with GAAP.

“Substitute Stockholder” means a Person who acquired Company Common Stock or Class C/D Common Stock and who has been admitted as a Stockholder pursuant to Article IV of this Agreement.

“Tag-Along Notice” has the meaning set forth in Section 4.3(b).

“Tag-Along Offered Shares” has the meaning set forth in Section 4.3(a).

“Tag-Along Purchaser” has the meaning set forth in Section 4.3(a).

“Tag-Along Record Date” has the meaning set forth in Section 4.3(b).

“Tag-Along Rightholder” has the meaning set forth in Section 4.3(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 4.3(b).

“Tag-Along Sale” has the meaning set forth in Section 4.3(a).

“Tag-Along Seller” has the meaning set forth in Section 4.3(a).

“Transfer” means the sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, assignment, loan, offer, transfer, exchange or other disposition of any shares of Company Common Stock or Class C/D Common Stock, whether or not for value, and whether voluntarily, by operation of law or otherwise, and includes foreclosure.

“Transferee” has the meaning set forth in Section 4.2(b).

“United States” means any federal department, division, agency, bureau, office, branch, court, commission, or other governmental instrumentality of the U.S. or any authority acting on its behalf.

“U.S.” means the United States of America.

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption”) is executed pursuant to the terms of the Shareholders Agreement, dated as of November 9, 2015, by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and the Stockholder parties thereto, a copy of which is attached hereto (as it may be amended from time to time, the “Shareholders Agreement”), by the transferee (“Transferee”) executing this Adoption.  Capitalized terms used and not defined herein shall have the meaning set forth in the Shareholders Agreement.  By the execution of this Adoption, Transferee agrees as follows:

(1)  Acknowledgement.  Transferee acknowledges that Transferee is acquiring the Company Common Stock, Class C/D Common Stock and/or other voting or equity securities of the Company (the “Securities”), subject to the terms and conditions of the Shareholders Agreement.

(2)  Agreement.  Transferee (a) agrees that the Securities acquired by Transferee, and any other Securities that may be acquired by Transferee in the future, shall be subject to the terms of the Shareholders Agreement and (b) hereby adopts the Shareholders Agreement, and agrees to be bound by all of the terms and conditions thereof, with the same force and effect as if he were originally a party thereto.

(3)  Notice.  Any notice required or permitted by the Shareholders Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Adoption Agreement as of __________ ___, _____.

AFFINION GROUP HOLDINGS, INC.

By:  __________________________________

Name:
Title:

TRANSFEREE:

_______________________________________

TRANSFEREE’S ADDRESS:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

[Signature Page to Adoption Agreement]

ANNEX I

FORM OF
CONFIDENTIALITY AGREEMENT

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

[INSERT DATE]

[INSERT NAME OF POTENTIAL TRANSFEREE]
[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Ladies and Gentlemen:

In connection with the consideration by [INSERT NAME OF POTENTIAL TRANSFEREE] (“you” or “your”) of a potential investment in the Common Stock, par value $0.01 per share, of Affinion Group Holdings, Inc., a Delaware corporation (the “Company” and together with you, collectively, the “Parties” and each individually, a “Party”), or other securities of the Company (the “Transaction”), certain affiliates or stockholders of the Company, the Company or their respective representatives have furnished or may furnish you and your Representatives (as hereinafter defined) with non-public information regarding the Company, including, without limitation, information concerning the Company’s financial and operational performance, properties, prospects, activities and plans.  You recognize and acknowledge that such information furnished or to be furnished to you and/or your Representatives in the future (whether oral or written) is proprietary to the Company and may include trade secrets or other highly confidential non-public business information the disclosure of which could harm the Company.  In consideration for, and as a condition of, such non-public information being furnished to you (and your agents, representatives, attorneys, advisors, directors, officers, employees and affiliates, collectively, your “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries that has been or is to be furnished to you or your Representatives (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or any of its affiliates or stockholders, together with any documents you create that contain or are based upon any such information, in whole or in part (collectively, “Company Information”), in accordance with the provisions of this letter agreement (this “Agreement”).

The term “Company Information” does not include information that you can demonstrate: (i) is obtained by you or your Representatives from a third party, who, after

Annex I – Page 1

reasonable inquiry, is not known by you to be bound by any duty of confidentiality to or confidential agreement with the Company or any other Person (as defined below) with respect to Company Information or is otherwise prohibited from transmitting the information to you by a contractual, legal, fiduciary or other obligation to the Company or any other Person; (ii) is or becomes part of the public domain (other than through a breach of this Agreement by you or any of your Representatives); (iii) is independently ascertained or developed by or for you or your Representatives or any third party without use of or reference to Company Information; or (iv) is approved for public release by written authorization of the Company.  For purposes of this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

1.You hereby agree that you and your Representatives will, except to the extent required by applicable law or legal process, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than considering and negotiating the Transaction; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will (x) be responsible for any violation of this Agreement by any of your Representatives as if they were parties hereto and (y) provide the Company with the names of any your Representatives who receives Company Information.  You agree to promptly notify the Company in writing of any unauthorized use or disclosure of the Company Information and such notice shall include a detailed description of the circumstances of the disclosure and the Persons involved.

2.In the event that you or any of your Representatives are required by applicable law or legal process to disclose any of the Company Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing so that the Company may seek a protective order or other appropriate remedy and (except to the extent legally prohibited) will reasonably cooperate with the Company (at the Company’s expense) to limit the disclosure to the greatest extent possible consistent with such applicable law or legal process, including, without limitation, in appropriate circumstances, seeking reliable assurances that confidential or “attorneys eyes only” treatment shall be accorded the Company Information.  Any such Company Information that is (x) not required to be disclosed or (y) accorded confidential treatment shall continue to be Company Information to which this Agreement shall continue to apply.  You acknowledge and agree that, for purposes of this Agreement, there shall be no “applicable law” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, any securities of the Company or otherwise proposing or making an offer to do any of the foregoing.

3.All Company Information shall remain the property of the Company.  Neither you nor any of your Representatives shall by virtue of disclosure to you or any of your Representatives, or your or any of your Representative’s use, of any Company Information

Annex I – Page 2

acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with the Company.

4.If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company of that decision.  As soon as possible upon the Company’s written request, you and your Representatives shall destroy (or at the Company’s option (in its sole discretion) return to the Company) all Company Information that has been disclosed to you or any of your Representatives, except for any such Company Information stored on electronic backup media to the extent that such information cannot be expunged without unreasonable effort.  Upon returning or destroying such Company Information, you shall provide written notice to the Company certifying compliance with the foregoing sentence.  Notwithstanding the provisions of this paragraph, you acknowledge and agree that this Agreement will continue to apply to any returned, held, retained or destroyed Company Information on the terms set forth herein.

5.You hereby represent and warrant that you are an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

6.You acknowledge and agree that all Company Information is furnished on an “AS IS” basis, without warranty of any kind.  THE COMPANY AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE COMPANY INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7.You acknowledge that an award of money damages would be inadequate for any breach of this Agreement by you or any of your Representatives and would cause the Company irreparable harm.  Therefore, you hereby agree that, in the event of any breach or threatened breach of this Agreement by you or any of your Representatives, the Company will be entitled to seek equitable relief, including, without limitation, injunctive relief and specific performance, as remedies for any such breach or threatened breach without the requirement of posting a bond or other security.  Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.

8.This Agreement or any provision hereof may not be amended, modified or waived by course of dealing, usage in trade, conduct or any exchanges of communication, including, without limitation, e-mail or any other electronic or digital means, other than by amendment, in writing duly executed with the handwritten signatures of an authorized signatory of each of the Parties.  The rights and remedies of the Parties are cumulative, and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement

Annex I – Page 3

can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and supersedes and cancels any and all prior communications and agreements between the Parties with respect thereto.  This Agreement relates only to the subject matter hereof and shall not be construed as an agreement to agree to enter into the Transaction or any transaction by either Party.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

10.Neither Party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other Party, which consent shall be at the other Party’s sole discretion.  Any such attempted assignment or delegation without the other Party’s prior written consent will be null and void ab initio.  This Agreement will be binding upon the Parties and their respective authorized successors and assigns.

11.You acknowledge and agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company or any of its affiliates or stockholders unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until a final definitive agreement has been executed and delivered with respect thereto.  The Parties also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein.  You acknowledge and agree that the Company and its affiliates and stockholders reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time.

12.This Agreement shall be deemed to have been made and executed in the State of Delaware, and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  You and the Company (i) irrevocably submit to the exclusive jurisdiction of any state court in the State of Delaware and the United States District Court for the District of Delaware (and the appropriate appellate courts) for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agree to commence any such action, suit or proceeding either in the United

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States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware.

13.EACH OF THE COMPANY AND YOU HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR YOU MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT.

14.Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention:
Facsimile:

If to you:

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Attention:______________________
Facsimile:______________________
Telephone:______________________
Email:______________________

15.This Agreement shall expire on the earlier of (i) the date of the last to occur of (x) a definitive agreement relating to the Transaction is entered into by you and either the Company or any of its affiliates or stockholders and (y) you have become a party to the Shareholders Agreement, dated as of November 9, 2015, as amended from time to time, by and among the Company and the stockholders of the Company and (ii) the twenty-four (24) month anniversary of the date hereof.

16. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute this Agreement when a duly authorized representative of each Party has signed a counterpart.  The Parties may sign and deliver this Agreement by facsimile or electronic (that is, .PDF) transmission.  Each Party agrees that the delivery of this Agreement by facsimile or electronic transmission will have the same force and effect as delivery of original signatures.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AFFINION GROUP HOLDINGS, INC.

By: __________________________________
Name:
Title:

Accepted and agreed as of the date first written above:

[INSERT NAME OF POTENTIAL TRANSFEREE]

By: __________________________________
Name:
Title:

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ANNEX II

Each Management Holder and Executive Management Holder shall be bound by the provisions contained in this Annex II.

1.Non-Solicitation. During the period commencing on the date hereof and ending on the third anniversary of the date of termination of the Management Holder’s employment with the Company and its Affiliates for any reason, the Management Holder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

2.Non-Competition.  Each Management Holder acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their respective predecessors’ Confidential Information and that such Management Holder’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  Therefore, each Management Holder agrees that, during the period commencing on the date hereof and ending on the second anniversary of the Management Holder’s termination of employment with the Company and its Affiliates for any reason (the “Non-Compete Period”), such Management Holder shall not, directly or indirectly, engage in any business that markets, provides, administers or makes available affinity-based membership programs, affinity-based insurance programs, benefit packages as an enhancement to financial institutions or other customer accounts or loyalty-based programs (whether as of the date hereof or during the Non-Compete Period), anywhere in the world in which the Company or its subsidiaries is doing business.  For purposes of this Paragraph 2, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Paragraph 2 shall prohibit any Management Holder from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Management Holder has no active participation in the business of such corporation.

3.Non-Disclosure; Non-Use of Confidential Information.  The Management Holder shall not disclose or use at any time, either during his employment with the Company and its Affiliates or thereafter, any Confidential Information (as hereinafter defined) of which the Management Holder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Management Holder’s performance in good faith of duties assigned to the Management Holder

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by the Company.  The Management Holder will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Management Holder shall deliver to the Company at the termination of his employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates that the Management Holder may then possess or have under his control.

4.Proprietary Rights.  The Management Holder recognizes that the Company and its Affiliates possess a proprietary interest all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Management Holder, except as otherwise agreed between the Company and the Management Holder in writing.  The Management Holder expressly agrees that any Work Product made or developed by the Management Holder or the Management Holder’s agents or affiliates during the course of the Management Holder’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company and its Affiliates.  The Management Holder further agrees that all Work Product developed by the Management Holder (whether or not able to be protected by copyright, patent or trademark) during the course of such Management Holder’s employment, or involving the use of the time, materials or other resources of the Company or any of its Affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Management Holder shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

5.Repurchase Rights.

(a)Company Repurchase Right.  From and after a Repurchase Event with respect to any Management Holder, the Company and its subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Company Common Stock held by such holder (including any Deemed Held Shares) in accordance with this Paragraph 5 for the Purchase Price.  The Company or any of its subsidiaries may exercise its right to purchase such shares of Company Common Stock until the date that is the later of (i) six months after the Repurchase Event (but only three months after the Repurchase Event for an Executive Management Holder) and (ii) six months after the date all Options have been exercised by the applicable Management Holder or such Management Holder’s successors, assigns or representatives (but only three months after all Options have been exercised in the case of Options originally granted to an Executive Management Holder) (such date, the “Repurchase Date”).  The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares (which closing date shall not be later than the Repurchase Date unless so required by Paragraph 5(b)).

(b)Closing.  The closing date of any purchase of shares of Company Common Stock, pursuant to this Paragraph 5 shall take place on a date designated by the Company or one of its subsidiaries, as applicable, in accordance with the applicable provisions of

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this Paragraph 5; provided that the closing date will be deferred until such time as the applicable Management Holder has held the shares of Company Common Stock for a period of at least six months and one day.  The Company or one of its subsidiaries, as applicable, will pay for the shares of Company Common Stock purchased by it pursuant to this Paragraph 5 by delivery of a check or wire transfer of funds, in exchange for the delivery by the Management Holder of the certificates representing such shares of Company Common Stock, duly endorsed for transfer to the Company or such subsidiary, as applicable.  The Company shall have the right to record such purchase on its books and records without the consent of the Management Holder.

(c)Restrictions on Repurchase.  Notwithstanding anything to the contrary contained in this Agreement, all purchases of shares of Company Common Stock by the Company shall be subject to applicable restrictions contained in federal law and the DGCL and in the Company’s and its respective subsidiaries’ debt and equity financing agreements.  Notwithstanding anything to the contrary contained in this Agreement, if any such restrictions prohibit or otherwise delay any purchase of shares of Company Common Stock which the Company is otherwise entitled or required to make pursuant to this Paragraph 5, then the Company shall have the option to make such purchases pursuant to this Paragraph 5 within thirty (30) days of the date that it is first permitted to make such purchase under the laws and/or agreements containing such restrictions, but in no event later than the first anniversary of the applicable Repurchase Event.  Notwithstanding anything to the contrary contained in this Agreement, the Company and its subsidiaries shall not be obligated to effectuate any transaction contemplated by this Paragraph 5 if such transaction would violate the terms of any restrictions imposed by agreements evidencing the Company’s Indebtedness.  In the event that any shares of Company Common Stock are sold by a Management Holder pursuant to this Paragraph 5, the Management Holder, and such Management Holder’s successors, assigns or representatives, will take all reasonable steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals with respect to such Management Holder and take all other actions necessary and desirable to facilitate consummation of such sale in a timely manner.

(d)Additional Payment for Repurchased Shares.  Notwithstanding anything to the contrary set forth in this Paragraph 5, if (x) an Executive Management Holder experiences a Repurchase Event (other than an employment termination for Cause), (y) the Company exercises the repurchase right triggered by such Repurchase Event, and (z) within six (6) months after the Repurchase Event, any of the following events occur (each, a “Look-Back Event”)—(i) the consummation of a Qualified Public Offering, (ii) the consummation of an Asset Sale, (iii) the consummation of a Control Disposition, (iv) the signing of a definitive agreement for an Asset Sale or (v) the signing of a definitive agreement for a Control Disposition—then the Company shall pay or cause to be paid to such Executive Management Holder the Additional Consideration (as defined herein); provided that, with respect to the events described in clauses (iv) and (v) above, such payment of the Additional Consideration shall be made if and only if such event is consummated on or before the first anniversary of the Repurchase Event.  For purposes of this Paragraph 5(d), the “Additional Consideration” shall be an amount equal to the product of (A)(x) the per share consideration for the Company Common Stock with respect to the Look-Back Event (which, in the case of a Qualified Public Offering, shall be the price at which the shares of Company Common Stock were offered to the public,

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and, in the case of an Asset Sale, shall be the per share amount distributable in respect of the Company Common Stock), less (y) the Purchase Price per share of Company Common Stock paid to the Management Holder at the closing of such repurchase, multiplied by (B) the number of shares of Company Common Stock so repurchased, provided that if the result of such calculation is zero or a negative number, no additional amount shall be paid to the Executive Management Holder.

6.Certain Definitions.

(a)As used herein, “Affiliate” of the Company means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, as applicable.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(b)As used herein, “Asset Sale” means the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

(c)As used herein, “Cause” has the meaning ascribed to such term in the Stock Incentive Plan.

(d)As used herein, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Management Holder while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Management Holder proposes to disclose or use such information.  Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(e)As used herein, “Control Disposition” means a Disposition which would have the effect of transferring to a Person or Group a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses the

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voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Common Stock).  For purposes of this definition, (i) “Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation (x) as a part of any liquidation of a Management Holder’s assets or (b) as a part of any reorganization of a Management Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws and (y) “Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange.

(f)As used herein, “Deemed Held Shares” shall mean the shares of Company Common Stock which such Management Holder may obtain by exercising any options, warrants or other rights to acquire Company Common Stock (including, without limitation, the Company Common Stock issuable upon conversion of the Class C/D Common Stock) held by such Management Holder that are vested as of the determination.

(g)As used herein, “Executive Management Holder” means each Stockholder that was an “Executive Management Holder” as such term is defined in the Management Investor Rights Agreement, dated as of October 17, 2005, as amended April 30, 2010, by and among the Company, Affinion Group Holdings, LLC and the holders party thereto (the “Management Investor Rights Agreement”) on the date of this Agreement immediately prior to giving effect to the amendment and restatement of the Management Investor Rights Agreement as this Agreement, together with any such other Management Holders as the Board may designate.

(h)As used herein, “Fair Market Value” has the meaning ascribed to such term in the Stock Incentive Plan.

(i)As used herein, “Indebtedness” means with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or similar instrument and any other obligation or liability represented by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America (“GAAP”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with

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GAAP, (f) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (g) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such Indebtedness to be satisfied and discharged in full), and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(j)As used herein, the term “Management Holder” means each Stockholder that was a “Management Holder” as such term is defined in the Management Investor Rights Agreement on the date of this Agreement immediately prior to giving effect to the amendment and restatement of the Management Investor Rights Agreement as this Agreement, together with any other person that executes a joinder to this Agreement as a “Management Holder.”

(k)As used herein, the term “Option” means the options issued to Management Holders or Executive Management Holders pursuant to the Stock Incentive Plan, as it is amended, supplemented, restated or otherwise modified from time to time, or any other option plan approved by the Company.

(l)As used herein, the term “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

(a)As used herein, “Purchase Price” means: (i) (x) in the case where a Management Holder, other than an Executive Management Holder, resigns as an employee of the Company or any of its subsidiaries during the 36 month period commencing on the Original Issue Date (or, in the case of shares issued pursuant to an award under the Stock Incentive Plan or a similar plan, the 36 month period commencing on the date of grant of such award) or is terminated for Cause, or (y) in the case where an Executive Management Holder is terminated for Cause, the lower of the Original Cost or the Fair Market Value; and (ii) in all other cases, the Fair Market Value. For purposes of this definition, (i) “Original Issue Date” means with respect to any share of Common Stock issued to a Management Holder, the date of issuance of such share of Common Stock to such Management Holder, as applicable, and (ii) “Original Cost” means the price per share paid by the Affinion Group Holdings, LLC for its shares of Company Common Stock on the date of consummation of the transactions contemplated by the Purchase Agreement dated as of July 26, 2005, by and among Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), the Company (f/k/a Affinity Acquisition Holdings, Inc.) and Cendant Corporation, as it may be amended, supplemented, restated or otherwise modified from time to time, subject to appropriate adjustment by the Board for stock splits, stock dividends or other distributions, combinations and similar transactions.

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(b)As used herein, “Qualified Public Offering” means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Stock sold in such offering is at least $150 million.

(c)As used herein, “Repurchase Event” means, with respect to a Management Holder, such Management Holder shall cease to be employed by the Company or any of its subsidiaries for any reason (including upon death or Disability) or a Bankruptcy Event shall have occurred with respect to such Management Holder.

(d)As used herein, “Stock Incentive Plan” means each of the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan and the Affinion Group Holdings, Inc. 2007 Stock Award Plan, as each may be amended, supplemented, restated or otherwise modified from time to time, and any other equity plan approved by the Company.

(e)As used herein, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Management Holder (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

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